Exhibit 99.1

Media Contact:	Roy Wiley, 630-753-2627
Investor Contact:	Heather Kos, 630-753-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR TO CLOSE INDIANAPOLIS ENGINE PLANT, FOUNDRY

WARRENVILLE, Ill. (January 27, 2009)—Navistar International Corporation (NYSE: NAV) will close its Indianapolis engine plant and Indianapolis Casting Corporation (ICC) foundry as a result of changes in its business relationship with Ford Motor Company, the facilities’ primary customer. Ford and Navistar previously announced that they will end their diesel engine supply agreement. Navistar intends to cease operations at its Indianapolis campus as of July 31, 2009.

“This is a difficult decision because of the impact it has on our employees and the community where we live and work,” said Eric Tech, vice president and general manager, Navistar Engine Group. “But the significant change in Ford’s business plans has forced us to make this decision.”

Navistar will continue to produce diesel engines for Ford through 2009. The companies also will continue to collaborate on a range of initiatives, including their existing Blue Diamond Truck and Parts joint ventures and their diesel engine supply agreement in South America.

“Over the past 30 years, Ford and Navistar dominated the diesel-powered, heavy-duty pickup truck market, providing value to both companies’ customers and shareholders,” Tech added. “While this phase of our relationship will end, we look forward to continuing to work together through our existing joint ventures and South American partnership.”

Meanwhile, Navistar has continued to ensure the viability its engine business through successful customer and product diversification efforts. These include expansion into China and India, as well as a broadening of product offerings through the introduction of the MaxxForce™ 11/13 and recently announced plans to produce a proprietary 15-liter engine. In addition, the company’s mid-range diesel engine business has grown beyond International Truck, due to the strength of Navistar’s military business, as well as new business with global and OEM customers.

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About Navistar

Navistar International Corporation (NYSE: NAV) produces International® brand commercial and military vehicles, MaxxForce™ brand diesel engines, IC brand school and commercial buses, and Workhorse® brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts. Another affiliate offers financing services. Additional information is available at: www.navistar.com.